UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. __ )*

            Name of Issuer: Cunningham Graphics International, Inc.
                   Title of Class of Securities: Common Stock

                           CUSIP Number: 231157 10 8

Date of Event Which Requires Filing of this Statement: April 22, 1998

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No. 231157 10 8


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael R. Cunningham

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     Not applicable
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,032,928
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,032,928
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,032,928

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
     Not applicable
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     35.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 231157 10 8

Item 1.

     (a)  Name of Issuer:

          Cunningham Graphics International, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          629 Grove Street
          Jersey City, New Jersey 07310

Item 2.

     (a)  Name of Person Filing:

          Michael R. Cunningham

     (b)  Address of Principal Business Office or, if none, Residence:

          c/o Cunningham Graphics International, Inc.
          629 Grove Street
          Jersey City, New Jersey 07310

     (c)  Citizenship:

          United States

     (d)  Title of Class of Securities:

          Common Stock


     (e)  CUSIP Number:

          231157 10 8

Item 3.   If this statement is filed  pursuant to Rule 13d-1(b),  or 13d-2(b) or
          (c), check whether the person filing is a:

          Not Applicable

          (a) [ ] Broker or Dealer registered under Section 15 of the Exchange Act.

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

CUSIP No.         231157 10 8

          (e)  [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


Item 4.  Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          2,032,928 shares

     (b)  Percent of Class:

          35.6%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                                2,032,928 shares

          (ii)  Shared power to vote or to direct the vote:

                                    0 shares

          (iii) Sole power to dispose or to direct the disposition of:

                                2,032,928 shares

          (iv)  Shared power to dispose or to direct the disposition of:

                                    0 shares


Item 5.  Ownership of Five Percent or Less of a Class

                                 Not Applicable

CUSIP No.         231157 10 8


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                                 Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                                 Not Applicable


Item 8.  Identification and Classification of Members of the Group

                                 Not Applicable


Item 9.  Notice of Dissolution of Group

                                 Not Applicable


Item 10. Certifications

                                 Not Applicable


                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 5, 1999
Date


/s/ Michael R. Cunningham
---------------------------
Michael R. Cunningham